Exhibit 99.7

Oral Presentation at ICML, Lugano, Switzerland (June 19-22, 2013)
Abstract: The Histone Deacetylase Inhibitor (HDACi) Abexinostat (PCI-24781): Significant Activity in Relapsed/Refractory Follicular Lymphoma (FL)

Andrew M. Evens, DO, MSc1, Julie M Vose, MD, MBA2, Wael Harb, MD3, Leo I. Gordon, MD4, Robert Langdon, MD5, Barbara Grant, MD6*, Julian Sprague, MD, PhD7, Clara Plasencia, MS8*, Mint Sirisawad, MS9*, Jeanne Yue, MS8*, Ying Luan, PhD8*, Aaron Siek, BS8*, Lei Zhou, MD8*, Sriram Balasubramanian, PhD9 and Nancy L. Bartlett, MD10

1Division of Hematology/Oncology, The University of Massachusetts Medical School, Worcester, MA; 2Nebraska Medical Center, Omaha, NE; 3Horizon Oncology Center, Lafayette, IN; 4Robert H. Lurie Comprehensive Cancer Center, Northwestern University Feinberg School of Medicine, Chicago, IL; 5Nebraska Methodist Hospital, Omaha, NE; 6Medicine, Vermont Cancer Center, University of Vermont, Burlington, VT; 7Vermont Cancer Center, Burlington, VT; 8Pharmacyclics, Sunnyvale, CA; 9Dept. of Cancer Biology, Pharmacyclics, Sunnyvale, CA; 10Internal Medicine, Washington University School of Medicine, St. Louis, MO

Background: Abexinostat (PCI-24781) is a novel oral pan-HDACi that has demonstrated potent preclinical activity in lymphoma cell lines and animal models (Evens et al, Clin Ca Res 2009) and a prior phase I study was completed. A phase II study was undertaken in relapsed/refractory FL and mantle-cell lymphoma (MCL).

Methods: The primary objective of this multicenter phase II study was objective response rate (ORR, complete [CR] and partial remission [PR]). Abexinostat was given orally twice daily at 45mg/m2 on a 4-week cycle for 7 days/week every other week, which was the previously established dose and schedule identified in the phase I study.

Results: 30 patients (pts) were enrolled (n=16 FL, n=14 MCL pts) of which 25 were response-evaluable. The median age was 67 years (36-81) and median prior therapies were 3 (1-5), and 33% had had prior stem cell transplant. The ORR was 48% in all pts. A reduction in tumor size was observed in 86% of FL pts, while the ORR in FL was 64% (intent-to-treat ORR 56%). With a median follow-up of 14 months, the median duration of response (DOR) in FL was 18 months (7-24+). Notably, 8/9 responding FL pts were on study >8 months and 5/9 pts were on treatment >17 months. The median progression-free survival (PFS) for FL pts was 20.5 months (1-25). Among MCL pts, reduction in tumor size was noted in 27% and the ORR was also 27%. The median PFS in MCL pts was 4 months (1-12), while the DOR in the 3 responding patients were 6, 9, and 12 months. Therapy was overall well tolerated. The most common grade 3/4 related AEs (> 5% incidence) were thrombocytopenia (17%), neutropenia (13%), fatigue (13%), and anemia (7%). There were no deaths reported on the study. Pharmacodynamic analyses revealed that a majority of pts had increased tubulin acetylation in PBMCs, however this did not correlate with response or toxicity.

Conclusion: In this phase II study, the novel pan-HDACi, abexinostat, was clinically active and overall well tolerated in relapsed/refractory B-cell lymphoma. Moreover, there was significant clinical activity noted in FL with an ORR of 64%, which included a number of durable responses in this multiply-relapsed pt population. Further examination of abexinostat in FL is warranted.